EXHIBIT 99. (a)(2)

                        ATTACHMENT: LETTER OF TRANSMITTAL

                             COMMTOUCH SOFTWARE LTD.

                              Letter of Transmittal

                           PARTICIPATION INSTRUCTIONS:

1. COMPLETE THIS FORM, COMPLETING THE BLANKS (INCLUDING DATE AND NAME), AND SEND TO COMMTOUCH SOFTWARE LTD., c/o COMMTOUCH, INC., 2029 STIERLIN COURT, MOUNTAIN VIEW, CALIFORNIA 94043, USA, ATTENTION: CATHERINE DOWLEY, COMMTOUCH STOCK ADMINISTRATOR, AS SOON AS POSSIBLE, BUT IN ANY EVENT, TO ENSURE RECEIPT BY COMMTOUCH BEFORE 5:00 P.M. PACIFIC TIME ON AUGUST 13, 2001.*


2. ENSURE THAT YOU RECEIVE CONFIRMATION OF RECEIPT FROM COMMTOUCH STOCK ADMINISTRATION WITHIN 3 BUSINESS DAYS. NOTE THAT EMPLOYEES WHO RETURN FORMS AFTER AUGUST 13, 2001 MAY NOT RECEIVE TIMELY CONFIRMATION.

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           Name of Optionee:___________________________________

           Country Where Employed: ____________________________

           Social Security Number: _____-______-__________ (U.S. employees only)

I have received and read the "Offer to Exchange All Outstanding Options to Purchase Ordinary Shares Under 1996 CSI Stock Option Plan, 1999 Nonemployee Directors Stock Option Plan, 1999 Section 3(i) Share Option Plan and Share Option Agreements" (the "Offer to Exchange"). I understand that I may cancel any eligible options, but that if I cancel any options, I must cancel all options that were granted to me under the 1996 CSI Stock Option Plan, 1999 Nonemployee Directors Stock Option Plan, 1999 Section 3(i) Share Option Plan and Share Option Agreements (as each relates to any option I may hold, the "Plan") at an exercise price equal to or greater than $10.00 per share. In return, Commtouch will grant me the same number of replacement options on the date

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* 12:00 a.m. Greenwich Mean Time, August 14, 2001


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Commtouch accepts the options for exchange (the "replacement  grant date"). If I was granted eligible options under the 1996 CSI Stock Option Plan, I will be granted new options pursuant to a new option agreement under the Amended and Restated 1996 CSI Stock Option Plan. If I was granted eligible options under the 1999 Nonemployee Directors Stock Option Plan, I will be granted new options pursuant to a new option agreement under the 1999 Nonemployee Directors Stock Option Plan, as amended by the amendments filed with the Securities Exchange Commission on January 20, 2000 and August 16, 2000. If I was granted eligible options under the 1999 Section 3(i) Share Option Plan or a Share Option Agreement, I will be granted new options pursuant to a new option agreement under the Amended and Restated Section 3(i) Share Option Plan. The exercise price of the replacement options will be equal to $0.0125 per share. Except for new options granted under the Amended 1999 Nonemployee Directors Stock Option Plan, the ordinary shares underlying the new options will vest with respect to 33.33% of the shares of February 15, 2002, and with respect to an additional 16.665% of the remaining shares at the end of each six month period thereafter. The ordinary shares underlying new options granted under the Amended 1999 Nonemployee Directors Stock Option Plan will vest in accordance with the terms of my old option agreement, if any. I understand that if I was granted options pursuant to a Share Option Agreement and elect to exchange my options pursuant to this offer, all of my new options will expire immediately upon termination of my employment with Commtouch for cause or upon a change in corporate control if the successor or purchasing corporation does not assume the options or substitute other securities or consideration therefor. If I was granted options under the original 1999 Nonemployee Directors Stock Option Plan (prior to the amendments filed with the SEC on August 16, 2000 and January 20, 2001) and elect to exchange them pursuant to this offer, my new options may be transferred or assigned by me to a family member or trust for the benefit of me or my family member or any entity which is an investor in Commtouch and of which I am a general or limited partner or member of senior management. If I transfer or assign my new options to a trust or entity, unless the transfer is to a trust in which I have or my family member has more than fifty percent of the beneficial interest, a foundation in which I have control of the management of assets or an entity in which I own more than fifty percent of the voting interests, the underlying shares will not be considered registered, and the transferee or assignee will be subject to restrictions on resale under Rule 144 of the Securities Act of 1933. The options will have other terms and conditions that are similar to those of the cancelled options.

I  understand   that  the  replacement   options  will  be  nonstatutory   stock
options("NSO"). I also understand that if my current options are incentive stock options, I will lose the tax advantages of incentive stock options.

I recognize that, under certain circumstances set forth in the Offer to Exchange, Commtouch may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange. In any such event, I understand that the options delivered herewith but not accepted for exchange will be returned to me.

I have reviewed my options. I hereby give up my entire ownership interest in all my eligible options, and I understand that they will become null and void on the date Commtouch accepts my options for exchange. I acknowledge that this election is entirely voluntary. I ALSO ACKNOWLEDGE THAT THIS ELECTION WILL BE IRREVOCABLE ON THE DATE COMMTOUCH ACCEPTS MY OPTIONS FOR EXCHANGE.

I hereby elect to cancel ALL outstanding options granted to me under the Plan at an exercise price equal to or greater than $10.00 per share. (PARTIAL ELECTIONS ARE NOT PERMITTED.)


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Optionee's Signature _______________________

Date:  ______________________

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